Exhibit 6.56

                            iQ Power Technology Inc.
                                   Suite 708-A
                            1111 West Hasting Street
                                 Vancouver, B.C.
                                     V6E 2J3



          Re: Amendment of terms of non-revolving term credit facility In favor of iQ Power Technology Inc. as reflected in the December 13, 2000 Letter Among iQ Power Technology Inc.,iQ Battery Research and Development GmbH, and John Lawson (the "Commitment Letter")

This will serve to confirm the agreed amendment to the December 13, 2000 Commitment Letter to provide that the final date for repayment of all outstanding amounts of principal and interest thereunder shall be extended from June 30, 2001 to December 31, 2001.

This Amendment may be signed, manually or by facsimile, in counterpart and each such counterpart together shall constitute a true original and provide satisfactory evidence that this amendment has been duly agreed to by the parties hereto.

If the foregoing accurately summarizes our understanding, would you kindly indicate the same by countersigning this letter in the space provided and returning the same as soon as possible.

Dated effective June 30, 2001.



iQ Power Technology Inc.

Per: /s/ Peter E. Braun
    --------------------

Per:____________________

Accepted effective June 30, 2001.

iQ Battery Research and Development GmbH

Per: /s/ Peter E. Braun
    --------------------

Per:____________________

Accepted effective June 30, 2001.


/s/ John Lawson